EXHIBIT 23.1

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 (Registration No. 333-213779, No. 333-199025 and No. 333-199024) of Quantum Materials Corp. of our report dated October 15, 2018 with respect to the consolidated financial statements of Quantum Materials Corp. for the year ended June 30, 2018 appearing in this Annual Report on Form 10-K of Quantum Materials Corp. for the year ended June 30, 2018.

Our report on Quantum Material Corp., contains an explanatory paragraph regarding the ability of Quantum Materials Corp., to continue as a going concern.

Very truly yours,

/s/ RBSM LLP
RBSM LLP

Larkspur, CA

October 15, 2018

RBSM, LLP – 101 Larkspur Landing Circle, Suite 321 Larkspur, CA 94939

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